Exhibit 1

Transaction in the Shares of the Issuer During the Past Sixty Days

Nature of the Transaction	Amount of Shares Purchased/(Sold)	Price ($)	Date of Purchase/Sale

KANEN WEALTH MANAGEMENT, llC (through the Managed Accounts)

Sale of Common Stock	(600)	5.23	04/29/2025